UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 20, 2007
Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

303 W. Wall Street, Suite 1600
Midland, Texas		79701
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (432) 682-2516
NOT APPLICABLE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
East Binger Unit Acquisition Agreement.
     On March 20, 2007, Legacy Reserves Operating LP, a wholly owned subsidiary of Legacy Reserves LP (“Legacy”) entered into a definitive purchase agreement with Nielson & Associates, Inc. to acquire certain oil and natural gas producing properties located in the East Binger (Marchand) Unit in Caddo County, Oklahoma for an aggregate purchase price of approximately $45 million, subject to purchase price adjustments, to be paid $30 million in cash with the remainder to be paid with the issuance of 611,247 units representing limited partner interests in Legacy at closing. Legacy expects this acquisition to close in mid-April 2007, subject to customary closing conditions. There can be no assurance that all of the conditions to closing the acquisitions will be satisfied. Legacy’s obligation to close the acquisitions is not conditioned upon the receipt of financing.
     Concurrently with the closing of the acquisition, Legacy will grant Nielson & Associates, Inc. and their permitted transferees certain rights to have the units they will acquire at the close of this acquisition included in registration statements that may be filed in the future or at their request.
Item 3.02 Unregistered Sales of Equity Securities.
     The information set forth under Item 1.01 above is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
     On March 20, 2007, Legacy issued a press release relating to the East Binger Unit Acquisition. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
     The press release is being furnished pursuant to General Instruction B.2 of Form 8-K and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor is it subject to the liabilities of that section or deemed incorporated by reference in any filing by Legacy under the Exchange Act unless specifically identified therein as being incorporated therein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description
Exhibit 99.1	Press Release dated March 20, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY RESERVES LP

	By:	Legacy Reserves GP, LLC,
its general partner

Date: March 21, 2007	/s/ Steven H. Pruett

Steven H. Pruett
Executive Vice President and President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Press Release dated March 20, 2007.